Exhibit 10(l)
Texas Instruments Incorporated
Restricted Stock Unit Award Agreement
RSU Form No. 2 (Officers)

Your award of restricted stock units (the “Award”) is subject to the following terms and conditions in this Restricted Stock Unit Award Agreement, including any additional terms and conditions for your country set forth in the appendix attached hereto (the “Appendix”) and any other exhibits attached hereto (collectively, the “Agreement”). Your acceptance of the Award is required within 120 days of the effective date of grant of this Award, as set forth in the notice of award to which this Agreement is attached (the “Grant Date”) and in which the number of shares under the Award and vesting schedule is communicated to you in writing by the Company or its designated stock plan service provider (the “Grant Notice”).

If you do not provide such acceptance within 120 days of the Grant Date, you will be deemed to have accepted your Award on the terms and conditions set forth herein. If you wish to decline this Award, you must affirmatively notify the Company or the stock plan service provider of your choice to decline within 120 days of the Grant Date. Your choice to decline is irrevocable.

1.Long-Term Incentive Plan. This Award is subject to all of the terms and conditions of the most recently approved Texas Instruments Long-Term Incentive Plan in effect as of the Grant Date (the “Plan”). In the event there is a conflict between the terms and conditions of the Plan and those of this Award, the terms of the Plan shall govern and be determinative. The capitalized terms in this Agreement have the meaning stated in the Plan, except as otherwise specified.

2.Share Issuance. Each restricted stock unit represents the right to receive one share of common stock of the Company. The shares covered by this Award will be issued in your name on, or as soon as practicable (but no later than 60 days) after, the date of vesting stated in the Grant Notice (“Vesting Date”), except as provided below.

3.    Termination of Employment. The effect of termination of employment with the Company or any Affiliate before the Vesting Date will be as follows:

(a)    Termination for Cause. The Award will terminate and become void without any shares being issued. For avoidance of doubt, you will not earn or be entitled to any pro-rated vesting of the Award for any portion of time before the termination occurred, nor will you be entitled to any compensation for lost vesting. “Cause” in this Agreement shall be determined within the Company’s sole discretion, which shall not be applied arbitrarily or capriciously.

(b)    Termination due to death or permanent disability. The Award will remain outstanding and be settled on the Vesting Date(s), subject to the other terms and conditions of this Agreement, and shares will be issued to you or to your personal representatives, heirs, legatees or distributees, as applicable, at such times and in such number and manner as if you were still an employee of the Company or any Affiliate on each Vesting Date.

(c)    Termination (except for Cause), at least six months after the Grant Date, when you are Retirement Eligible. The Award will remain outstanding and be settled on the Vesting Date(s), subject to the other terms and conditions of this Agreement. The term “Retirement Eligible” means (i) at least 55 years of age with at least 10 years of service (measured from your service date as shown on
368969v1

the Company’s global human resources database) with the Company or any Affiliate, or (ii) at least 65 years of age.

(d)    Involuntary Termination (except for Cause) within 24 months after a Change in Control. If you experience an Involuntary Termination within 24 months after a Change in Control, shares will be issued to you as described in Section 11(h) of the Plan.

(e)    Termination under other circumstances. For any termination other than those described above, the Award will terminate and become void without any shares being issued.

4.    Grant Notice. This Award was granted by the Committee or its designee. In the event of a conflict between the Grant Notice and the records of the Committee, the latter shall govern and be determinative.

5.    Dividend Equivalents. Each year in which this Award is in effect, you will receive a payment equivalent to the cash dividends you would have received if the shares underlying this Award, but not yet issued in your name, had already been issued to you (“Dividend Equivalents”); provided, however, that no payment will be made if your Award has terminated before the last dividend record date of the year for any reason other than vesting. The Dividend Equivalent payment under this paragraph will be made once each year on or as soon as practicable after the date of the last cash dividend payment in the year (but in any event before year-end). The Dividend Equivalents will be calculated based on the record dates for any dividends paid during the year in which this Award was in effect.

6.    Compliance with Laws and Regulations. The Company shall not be obligated to maintain the Award or issue or transfer any shares of Company common stock (or the equivalent value) to you if doing so would violate applicable requirements of U.S. or non-U.S. federal, state, or local securities, exchange control or other laws or applicable requirements, including but not limited to of any stock exchange or national market system on which the shares may be listed.

7.    Transferability. Your Award is not transferable except by will or by the laws of descent and distribution. During your lifetime, the shares issuable hereunder may be issued only to you.

8.    Confidential Information, Non-solicitation, Competition, Detrimental Activity, Repayment and Recoupment. By accepting your Award, and in consideration for the Award and for the Company’s obligations set forth in this Agreement, you agree with the Company as follows:

(a)    Access to Confidential Information. You recognize and acknowledge that in the course of your employment with the Company or any Affiliate, you have obtained and will continue to obtain and have access to private or confidential information and proprietary data relating to the Company, its customers, and its suppliers, including but not limited to the Company’s trade secrets (hereinafter, collectively, “Confidential Information”). The Company agrees that it will continue to provide you Confidential Information for you to carry out the duties of your employment with the Company or any Affiliate.

(2)Acknowledgments. You recognize and acknowledge that (i) the Company manufactures, designs, sells and markets its products and technologies in global markets, (ii) the Company’s success depends to a significant degree on the skills of its employees and their knowledge of the Company’s customers and suppliers, many of which operate on a global basis, and (iii) much of the information that the Company maintains regarding its products, employees, customers and suppliers is Confidential Information.

(3)Non-disclosure of Confidential Information. You agree not to use or disclose to any third party, either directly or indirectly, Confidential Information at any time, except as required in your work for the Company or any Affiliate or with the prior written consent of the Company. You understand that nothing herein prevents you from disclosing Confidential Information to the extent required to effectively report potential violations of law to an appropriate governmental authority charged with enforcing such law.

(4)Non-solicitation of certain employees. You agree not to, during the Restricted Period, either directly or indirectly, solicit, recruit, or hire for your own benefit or for any other person or entity any employee of the Company or any Affiliate with whom you had business contact with or knowledge of as a result of your employment with the Company or any Affiliate to be an employee, director, officer, agent, consultant, partner or independent contractor without the prior written consent of the Company. The term “Restricted Period” means the period from the effective date of this Agreement until the second anniversary of the date on which your employment with the Company or any Affiliate has terminated for any reason.

(5)Non-solicitation of certain customers. You agree not to, during the Restricted Period, either directly or indirectly, solicit for your own benefit or for any other person or entity any customer of the Company or any Affiliate to which you marketed or sold Company products or technologies during the last two years of your employment with the Company or any Affiliate, without the prior written consent of the Company.

(6)Injunctive relief. Without limiting the remedies available to the Company and its Affiliates, you acknowledge that damages at law will be an insufficient remedy to the Company and its Affiliates if you violate Section 8(c), (d) or (e), and agree that the Company and its Affiliates will be entitled to injunctive relief in any court of competent jurisdiction upon the breach or threatened breach of any such terms or otherwise specifically to enforce such terms.

(7)Forfeiture. In addition to any other remedies available to the Company and its Affiliates, you agree that if the Company reasonably determines you have engaged in any activity that is detrimental to the interests of the Company or any Affiliate (a “Detrimental Activity”), or that you are likely to engage in a Detrimental Activity, then the Company shall have the sole discretion to suspend your right to receive the Award and the issuance of shares under this Award and any payment of Dividend Equivalents under this Award, up to and including cancellation of the Award and Dividend Equivalents. The Company shall also have the sole discretion to suspend the issuance of shares and payment of Dividend Equivalents while it is undertaking reasonable efforts to make such a determination. Detrimental Activities include, but are not limited to:

(1)Violation of any aspect of Section 8(c), (d) or (e);

(2)Directly or indirectly engaging in Competition, as defined in Section 8(h), during the Restricted Period;

(3)Directly or indirectly engaging with a third party (e.g. current or potential supplier, customer, or business partner of the Company or an Affiliate) in a manner that creates a conflict of interest; or

(4)Engaging in conduct inconsistent with the Company’s Code of Conduct or Misconduct policy.

(h)    Competition. The term “Competition” means:

(i)    engaging in any business activity similar to that in which you engaged during your last three years of employment with the Company or any Affiliate for any person or entity selling, marketing, designing or manufacturing products or technologies the same as, similar to, or that compete with products or technologies that the Company sells, markets, designs or manufactures;

(ii)    engaging in the selling or marketing of any products or technologies that are the same as, similar to, or that compete with any products or technologies that you sold or marketed, or attempted to sell or market, during the last three years of your employment with the Company or any Affiliate;

(iii)    engaging in the manufacture or design of any products or technologies that are the same as, similar to or that compete with any products or technologies that you sold or marketed, or attempted to sell or market, or participated in the design or manufacture of, during the last three years of your employment with the Company or any Affiliates; or

(iv)    engaging in the selling or marketing of any products or technologies that are the same as, similar to, or that compete with any products or technologies that you participated in the design or manufacture of during the last three years of your employment with the Company or any Affiliate.

(1)Repayment. In addition to the other remedies available to the Company, you agree that upon being provided with written notice that the Company has reasonably determined that you have engaged in a Detrimental Activity, you shall repay immediately to the Company the Fair Market Value of any shares of stock that were issued to you, and any Dividend Equivalents that were paid to you, under this Award within three years prior to termination of your employment or any time after termination of your employment. Any amount payable to the Company pursuant to this provision may be reduced or waived as the Company, in its sole judgment, deems warranted by the circumstances.

(j)    Recoupment Policy. You agree that this Option is subject to the Company’s Recoupment Policy adopted by the Committee, as amended.

(k)     Reasonableness of commitments. You acknowledge the reasonableness of the commitments and agreements in this Section 8, including their scope, duration and geographic coverage. You recognize and acknowledge that the provisions of this Section 8 are entered into by you in consideration of, and as a material inducement to, the agreements by the Company herein as well as an inducement for the Company to enter into this Agreement and provide you Confidential Information, and that, but for your agreement to the provisions of this Section 8, the Company would not have entered into this Agreement.

9.    Responsibility for Taxes. You acknowledge that, regardless of any action taken by the Company, or, if different, your employer or the Affiliate to which you provide services (the “Service Recipient”), the ultimate liability for income tax (including U.S. and non-U.S. federal, state, and local tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you, including any taxes under Section 409A of the Code (“Section 409A”) in connection with this Award (“Tax-Related Items”), is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and/or the Service Recipient (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award or the underlying shares, including, but not limited to, the grant, vesting or settlement of this Award, the subsequent sale of shares acquired pursuant to such settlement and the receipt of any dividends or Dividend Equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Award to reduce or eliminate your liability for Tax-Related Items or to achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

    In connection with the relevant taxable or tax withholding event, as applicable, you authorize the Company and the Service Recipient, or their agents, at their discretion, to withhold all applicable Tax-Related Items legally payable by you by one or a combination of the following methods: (a) withholding from your wages or other cash compensation paid to you by the Company or the Service Recipient, including from Dividend Equivalents or from proceeds of the sale of the shares; (b) withholding from proceeds of the sale of shares acquired upon settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (c) withholding from shares to be issued to you upon settlement of the Award; or (d) any other method of withholding determined by the Company and permitted by applicable law and the Plan.

    The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s). If a maximum rate is used, you may receive a refund of any over-withheld amount in cash from the Company or the Service Recipient (with no entitlement to the equivalent in shares) or, if not refunded, you may be able to seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. Further, if the obligation for the Tax-Related Items is satisfied by withholding in shares, for tax purposes, you will be deemed to have been issued the full number of shares subject to the vested Award, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items.

    You agree to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold that cannot be satisfied by the means described above. The Company may refuse to honor the vesting of the Award and/or refuse to issue or deliver the shares or proceeds from the sale of the shares if you fail to comply with your obligations in connection with the Tax-Related Items.

10.    Nature of Grant. You acknowledge that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b)     all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;

(c)    the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(d)     you are voluntarily participating in the Plan;

(e)     your Award is an extraordinary item that does not constitute compensation for services rendered to the Company or the Service Recipient, and is outside the scope of your employment contract, if any;

(f)     your Award and the shares subject to the Award, and the income from and value of the same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, pension or retirement benefits, welfare benefits or similar payments;

(g)    the Award will not be interpreted to form an employment contract or relationship with the Company or the Service Recipient, and will not interfere with the ability of the Company or the Service Recipient to terminate your employment or service relationship at any time;

(h)    the future value of the underlying shares is unknown, indeterminable and cannot be predicted with certainty;

(i)     if you receive shares, the value of such shares may increase or decrease in value;

(j)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from your termination of employment (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), from the enforcement of any covenant to which this Award is subject or breach of company policy to which this Award is subject, or from the application of any clawback provision herein or recoupment policy adopted by the Company or imposed by applicable law; and

(k)    if you are providing services outside the United States, neither the Company nor the Service Recipient shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or any amounts due to you pursuant to the vesting of the Award or the subsequent sale of any shares acquired upon such vesting.

11.    Rights as Stockholder. You will not have any rights as a stockholder of the Company in respect of any shares of common stock of the Company issuable under this Award unless and until such shares are issued in your name and delivered to you in accordance with the provisions hereof.

12.    Governing Law and Forum. This Award and this Agreement shall be governed by and construed in accordance with the laws of the U.S. State of Texas, without giving effect to the principles of conflict of laws thereof. For purposes of litigating any dispute concerning the Award or this Agreement, you consent to the jurisdiction of the U.S. State of Texas and agree that such litigation shall be conducted exclusively in the courts of the State of Texas, or the federal courts for the United States located in the State of Texas, where this grant is made and/or to be performed. You agree that forum is proper in these courts in any such action or proceeding and waive, to the fullest extent permitted by law, any objection that the laying of forum of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.

13.    Severability and Reformation. Except as provided in the last sentence of this Section, the covenants in each section of this Agreement are independent of any other provisions of this Agreement, each term in this Agreement constitutes a separate covenant between the parties, and each term is fully severable from any other term. You and the Company agree if any particular paragraphs, subparagraphs, phrases, words or other portions of this Agreement are determined by an appropriate court to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection to all of the Company’s legitimate business interests, and such modification shall not affect the remaining provisions of this Agreement, or if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall nevertheless be binding and enforceable.

Notwithstanding the foregoing, should any portion of Section 8 be determined by an appropriate court to be invalid or unenforceable, and such Section or any portion thereof cannot be modified in a manner that provides reasonable protection to all of the Company’s legitimate business interests, then rather than such Section or any portion thereof being severed from this Agreement, this Agreement in its entirety shall be null and void and you shall not be entitled to the Award or underlying shares or other benefits set forth herein.

14.    Recoupment Authority. The Award, whether unvested or vested, and any shares issued on vesting of the Award, shall be subject to deduction, forfeiture or recoupment set forth in this Agreement or to the extent required to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards or under any associated Company recoupment policy. In order to satisfy any such terms and conditions and requirements, you expressly and explicitly authorize the Company to, among other things, issue instructions, on your behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold any shares or other amounts acquired pursuant to the Award to re-convey, transfer or otherwise return such shares and/or other amounts to the Company upon the Company’s enforcement of the terms and conditions and requirements described in this section.

15.     Waiver. You understand that a waiver by the Company with respect to your compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of a provision of this Agreement.

16.     Language. You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. Furthermore, if you received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

17.    Country-Specific Provisions. If you reside and/or work in any country in the Appendix to this Agreement, your grant is also subject to the additional terms and conditions for that country as stated in the Appendix. Further, if you relocate to one of the countries included in the Appendix, the terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes a part of this Agreement.

18. Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19. Entire Agreement. The Grant Notice, Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. You understand and agree that the terms of the Award can be amended only by the Committee or its designee. You agree that the terms of the Plan govern this Award and that all interpretations and determinations made by the Company or the Committee with respect to the Plan and the Agreement shall be final and binding on all persons.

END

By accepting this Restricted Stock Unit Award Agreement, I acknowledge I have read and I agree to be bound by all of the terms and conditions set forth above, as well as the terms and conditions set forth in the Appendix and any other exhibit attached to the Restricted Stock Unit Award Agreement.

9